Exhibit 23.2

                         Independent Auditors' Consent

The Board of Directors
OmniOffices (UK) Limited

We consent to the incorporation by reference in the registration statement on Form S-3 of Reckson Service Industries, Inc. of our report dated February 28, 2000, with respect to the group balance sheets of OmniOffices (UK) Limited as of December 31, 1999 and 1998, and the related group profit and loss account, and group cash flows for the year ended December 31, 1999 and the nine months ended December 31, 1998, which report appears in the Form 8-K of Reckson Service Industries, Inc. filed on March 1, 2000.

                                                    /s/ KPMG LLP

Atlanta, Georgia
March 1, 2000